Exhibit 99.1

Omeros Corporation Reports First Quarter 2024 Financial Results

– Conference Call Today at 4:30 p.m. ET

SEATTLE, WA – May 15, 2024 – Omeros Corporation (Nasdaq: OMER), a clinical-stage biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders including complement-mediated diseases, cancers, and addictive and compulsive disorders, today announced recent highlights and developments as well as financial results for the first quarter ended March 31, 2024, which include:

●     Net loss for the first quarter of 2024 was $37.2 million, or $0.63 per share, compared to a net loss of $33.7 million, or $0.54 per share for the first quarter of 2023. Net loss from continuing operations was $43.9 million for the first quarter of 2024 compared to $39.7 million for the first quarter of 2023.

●     In February 2024, Omeros and DRI Healthcare Acquisitions LP (“DRI”) amended the OMIDRIA royalty purchase agreement to sell an expanded royalty interest to DRI, resulting in Omeros receiving $115.5 million in cash. After the amendment, DRI is entitled to receive all royalties on U.S. net sales of OMIDRIA through December 31, 2031. Omeros continues to retain any and all royalties on ex-U.S. OMIDRIA sales and, from and after January 1, 2032, all royalties globally. We also have the potential to receive two future milestones, each for up to $27.5 million, depending on U.S. OMIDRIA revenues.

●     At March 31, 2024, we had $230.3 million of cash and short-term investments available for operations and debt servicing, an increase of $58.5 million from year-end 2023. This includes $11.9 million of cash used to repurchase 3.2 million shares of our common stock.

●     We continue working toward a resubmission of our biologics license application (“BLA”) for narsoplimab in hematopoietic stem cell transplant-associated thrombotic microangiopathy (“TA-TMA”). As previously disclosed, we submitted in the fall of 2023 an analysis plan to assess our existing clinical trial data along with other evidence proposed to be included in a resubmitted BLA. We continue to engage with FDA regarding the analysis plan and other expectations for resubmission of our BLA.

●     Our clinical programs for OMS906, our MASP-3 inhibitor antibody targeting the alternative pathway of complement, have continued to progress rapidly. Two ongoing clinical trials in our Phase 2 program evaluating OMS906 for the treatment of paroxysmal nocturnal hemoglobinuria (“PNH”) are fully enrolled and patients completing either trial are eligible to continue OMS906 treatment uninterrupted by entering a third trial - an extension study assessing the long-term safety and tolerability of OMS906 in PNH patients. We remain on track to initiate our Phase 3 program for OMS906 in PNH in late 2024.

●     Our Phase 2 clinical trial in complement 3 glomerulopathy (“C3G”) has begun enrollment and is ongoing. A Phase 3 program in C3G is targeted to begin in early 2025.

“Our substantial progress and milestone achievements during the first quarter position Omeros well for continued success throughout 2024,” said Gregory A. Demopulos, M.D., Omeros’ chairman and chief executive officer.  “Through the sale of a portion of our OMIDRIA royalties in February, we have extended our cash runway into 2026. OMS906, our MASP-3 inhibitor, continues to perform impressively, having completed enrollment in two trials in our Phase 2 PNH program and initiated enrollment in our single Phase 2 trial in C3G, remaining on track to begin a Phase 3 program in PNH later this year and another in C3G early in 2025. OMS1029 continues to validate its promise as a once-quarterly-delivered MASP-2 inhibitor with a strong safety profile, ready to begin a Phase 2 program later this year. Our PDE7 inhibitor program OMS527 is advancing on schedule, fully funded by NIDA, and we are now evaluating clinical indications and development pathways for our novel immuno-oncology platforms, which are generating a steady stream of consistently exciting animal data. With FDA discussions ongoing, we are building a strong BLA package in support of narsoplimab in TA-TMA and look forward to making it the first approved therapeutic for patients with this often-lethal disease. As we survey our assets and their significant potential to benefit the lives of patients, the Omeros team is dedicated to adding to our accomplishments throughout the remainder of the year and beyond.”

First Quarter and Recent Clinical Developments

●     Recent developments regarding narsoplimab, our lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-2 (“MASP-2”), include the following:

o     In the fall of 2023, we submitted to FDA an analysis plan to assess already existing clinical trial data, existing data from an historical control population available from an external source, data from the narsoplimab expanded access (i.e., compassionate use) program, and data directed to the mechanism of action of narsoplimab. We are having ongoing discussions with the agency regarding the proposed analysis plan; however, our formal interactions with the agency regarding our BLA are subject to prescribed timelines and rules regarding FDA meetings. As a result, we are currently unable to estimate when we will resubmit the BLA or, subsequently, FDA’s timing for a decision regarding approval.

o     We continue to receive requests from treating physicians for access to narsoplimab under our expanded access program and remain committed to supplying narsoplimab internationally to physicians needing the drug for their patients while the associated financial burden to Omeros allows.

o     A manuscript directed to the outcome of narsoplimab treatment in 20 real-world adult and pediatric patients – 19 of whom had high-risk characteristics – is expected to be published soon in the Nature journal Bone Marrow Transplantation.

●     Recent developments regarding OMS1029, our long-acting, next-generation MASP-2 inhibitor, include:

o     Our Phase 1 multiple-ascending-dose study of OMS1029 is expected to read out data later this quarter. A single-ascending dose Phase 1 clinical trial was completed in early 2023 and showed that OMS1029 has been well tolerated to date with no significant safety concern identified.

o     Several large market indications are being evaluated for Phase 2 clinical development of OMS1029 and we expect to select an indication in the third quarter of 2024. The indications under consideration include neovascular age-related macular degeneration, sometimes referred to as “wet AMD.” MASP-2 inhibition was previously shown to be effective in a pre-clinical murine model of wet AMD. Currently approved treatments for wet AMD require frequent injections directly to the vitreous cavity within the eye. If shown to be effective, treatment with OMS1029 administered either intravenously or subcutaneously would potentially represent a significantly more attractive treatment experience for these patients.

●     Recent developments regarding OMS906, our lead monoclonal antibody targeting mannan-binding lectin-associated serine protease-3 (“MASP-3”), the key activator of the alternative pathway, include:

o     Interim analysis results from the combination therapy portion of our ongoing Phase 2 clinical trial evaluating OMS906 in PNH patients who have had an unsatisfactory response to the C5 inhibitor ravulizumab will be featured in a podium presentation at EHA 2024, the annual congress of the European Hematology Association to be held in Madrid, Spain. The presentation, scheduled for June 15, 2024, will be delivered by Morag Griffin MBChB, FRCPath, an internationally recognized expert in PNH from the Saint James Teaching Hospital in Leeds, England. The study has a “switch-over” design and enrolls PNH patients receiving ravulizumab, adds OMS906 to provide combination therapy with ravulizumab for 24 weeks, and then provides OMS906 monotherapy in patients who demonstrate a hemoglobin response with combination therapy. The interim analysis showed that administration of OMS906 in combination with ravulizumab resulted in statistically significant and clinically meaningful improvements in both mean hemoglobin levels and absolute reticulocyte counts by week 4 of combination therapy, with a sustained response demonstrated through week 24 (the latest assessment prior to the interim analysis cutoff). Data from the monotherapy portion of the trial are expected in late 2024. The presentation abstract (#S189) in available on the congress website www.ehaweb.org.

o     Two additional abstracts directed to OMS906 will also be featured at EHA 2024. The first concerns the clinical pharmacology of OMS906 and describes the effect of OMS906 on MASP-3 and resultant blockade on alternative pathway activity. The second describes population PK/PD models that predict exposure-response relationships for OMS906 versus mature factor D, hemoglobin and LDH.

o     During the first quarter, we met with FDA to discuss our Phase 3 development program for OMS906 in PNH. The agency confirmed that the scope of our nonclinical program is sufficient to support Phase 3 studies and provided input on dosing and design of the proposed Phase 3 studies to support a BLA in PNH. We expect to meet again with FDA later this year to discuss further details of the design of our Phase 3 study in this indication, which we are targeting to initiate in late 2024.

o     We also engaged during the first quarter with leading experts on PNH worldwide to gather insight on the design of our anticipated Phase 3 clinical trials. Based on feedback from these opinion leaders, we are exploring two dosing frequencies for intravenous administration of OMS906 – every 8 weeks and every 12 weeks. Our market research and interactions with experts revealed that infrequent, physician-managed administration favorably differentiates OMS906 from other PNH treatments on the market or in development because this dosing regimen would coincide with the typical cadence for patient follow-up and would allow physicians to oversee drug administration, providing greater assurance of patient compliance with the treatment regimen.

●     Recent developments regarding OMS527, our phosphodiesterase 7 (“PDE7”) inhibitor program focused on addictions and compulsive disorders as well as movement disorders, include:

o     We continue to pursue development of our lead orally administered PDE7 inhibitor compound for the treatment of cocaine use disorder (“CUD”) with funding from a three-year, $6.69 million grant awarded by the National Institute on Drug Abuse (“NIDA”) in April 2023. The grant is intended to support a randomized, placebo-controlled, inpatient clinical study evaluating the safety and effectiveness of OMS527 in patients with CUD. The funding also supports a preclinical cocaine interaction study, a safety prerequisite to initiation of a clinical trial in patients who will be administered cocaine in addition to the study drug. Previously, a Phase 1 clinical trial of the study drug in healthy subjects was successfully completed. We expect to complete the preclinical cocaine interaction study by the end of 2024.

o     We continue to explore the potential of our PDE7 inhibitors to treat levodopa-induced dyskinesias (“LID”). LID is caused by prolonged treatment with levodopa (“L-DOPA”). LID is reported to affect approximately 50 percent of Parkinson's patients who have been treated for five or more years with L-DOPA, the most prescribed treatment for the over 10 million patients with Parkinson’s disease worldwide.

Financial Results

Net loss for the first quarter of 2024 was $37.2 million, or $0.63 per share, compared to a net loss in the prior year period of $33.7 million, or $0.54 per share.  Net loss from continuing operations was $43.9 million in the current quarter compared to a net loss of $39.7 million in the prior year quarter.

In February 2024, Omeros and DRI entered into an amended and restated royalty purchase agreement under which Omeros sold to DRI an expanded interest in royalties payable by Rayner based on U.S. net sales of OMIDRIA. Omeros received $115.5 million in cash for the expanded royalty interest and is also eligible to receive two future milestone payments, each up to $27.5 million, based on achievement of certain thresholds for U.S. net sales of OMIDRIA. The amendment eliminated the annual caps on payments to which DRI's purchased royalty interest was previously subject and provides that DRI will now receive all royalties on U.S. net sales of OMIDRIA payable between January 1, 2024 and December 31, 2031. Omeros retains the right to receive all royalties on any net sales of OMIDRIA outside the U.S. and, after December 31, 2031, to all royalties on OMIDRIA net sales globally.

At March 31, 2024, we had $230.3 million of cash and short-term investments available for operations and debt service, an increase of $58.5 million from December 31, 2023. During the current quarter, we received $115.5 million from DRI in February 2024 and repurchased 3.2 million shares of our common stock for $11.9 million.

For the first quarter of 2024, we earned OMIDRIA royalties of $9.4 million on Rayner’s U.S. net sales of $31.2 million. This compares to earned OMIDRIA royalties of $9.2 million during the first quarter of 2023 on U.S. net sales of $30.7 million.

Total operating expenses for the first quarter of 2024 were $39.0 million compared to $35.7 million for the first quarter of 2023. The difference was primarily due to receipt of a $2.3 million Employee Retention Credit in the first quarter of 2023 and increased research and development costs in the first quarter of 2024. Patent and legal costs in the first quarter of 2024 also contributed to the increase.

Interest expense during the first quarter of 2024 was $8.2 million compared to $7.9 million during the prior year quarter. The increase was due to the increase in OMIDRIA royalty obligation due to the amended and restated royalty purchase agreement with DRI offset by the interest saved upon retiring the 2023 convertible notes in November 2023.

During the first quarter of 2024, we earned $3.4 million in interest and other income compared to $4.0 million in the first quarter of 2023.  The difference is primarily due to cash and investments available to invest.

Net income from discontinued operations, net of tax, was $6.7 million, or $0.12 per share, in the first quarter of 2024 compared to $6.0 million, or $0.09 per share, in the first quarter of 2023. The increase was primarily attributable to increased non-cash interest earned on the OMIDRIA contract royalty asset and a higher remeasurement adjustment in the current year quarter.

Conference Call Details

Omeros’ management will host a conference call and webcast to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time.

For online access to the live webcast of the conference call, go to Omeros’ website at https://investor.omeros.com/upcoming-events.

To access the live conference call via phone, participants must register at the following URL https://register.vevent.com/register/BI3ba84daabade401a89dff7dda08e2e4c to receive a unique PIN. Once registered, you will have two options: (1) Dial in to the conference line provided at the registration site using the PIN provided to you, or (2) choose the “Call Me” option, which will instantly dial the phone number you provide. Should you lose your PIN or registration confirmation email, simply re-register to receive a new PIN.

A replay of the call will be made accessible online at https://investor.omeros.com/archived-events.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders including complement-mediated diseases, cancers, and addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application pending before FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Omeros’ long-acting MASP-2 inhibitor OMS1029 is currently in a Phase 1 multi-ascending-dose clinical trial. OMS906, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is advancing toward Phase 3 clinical trials for paroxysmal nocturnal hemoglobinuria and complement 3 glomerulopathy. Funded by the National Institute on Drug Abuse, Omeros’ lead phosphodiesterase 7 inhibitor OMS527 is in clinical development for the treatment of cocaine use disorder and, in addition, is being developed as a therapeutic for other addictions as well as for a major complication of treatment for movement disorders. Omeros also is advancing a broad portfolio of novel immuno-oncology programs comprised of two cellular and three molecular platforms. For more information about Omeros and its programs, visit www.omeros.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements, including statements regarding the anticipated next steps in relation to the biologics license application for narsoplimab, the timing of regulatory events, the availability of clinical trial data, the prospects for obtaining FDA approval of narsoplimab in any indication, expectations regarding the initiation or continuation of clinical trials evaluating Omeros’ drug candidates and the anticipated availability of data therefrom, and expectations regarding the sufficiency of our capital resources to fund operations, are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, unanticipated or unexpected outcomes of regulatory processes in relevant jurisdictions, unproven preclinical and clinical development activities, our financial condition and results of operations, regulatory processes and oversight, challenges associated with manufacture or supply of our investigational or clinical products, changes in reimbursement and payment policies by government and commercial payers or the application of such policies, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2024. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2024	2023

Costs and expenses:
Research and development	$26,770	$24,610
Selling, general and administrative	12,264	11,103
Total costs and expenses	39,034	35,713
Loss from operations	(39,034)	(35,713)
Interest expense	(8,231)	(7,933)
Interest and other income	3,415	3,963
Net loss from continuing operations	(43,850)	(39,683)
Net income from discontinued operations, net of tax	6,666	5,982
Net loss	$(37,184)	$(33,701)

Basic and diluted net income (loss) per share:
Net loss from continuing operations	$(0.75)	$(0.63)
Net income from discontinued operations	0.12	0.09
Net loss	$(0.63)	$(0.54)

Weighted-average shares used to compute basic and diluted net income (loss) per share	58,800,716	62,828,765

OMEROS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,831	$7,105
Short-term investments	228,503	164,743
OMIDRIA contract royalty asset, short-term	29,519	29,373
Receivables	7,642	8,096
Prepaid expense and other assets	13,463	8,581
Total current assets	280,958	217,898
OMIDRIA contract royalty asset	135,909	138,736
Right of use assets	17,767	18,631
Property and equipment, net	1,804	1,950
Restricted investments	1,054	1,054
Total assets	$437,492	$378,269

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,182	$7,712
Accrued expenses	28,402	31,868
Current portion of OMIDRIA royalty obligation	19,130	8,576
Current portion of lease liabilities	5,342	5,160
Total current liabilities	59,056	53,316
Convertible senior notes, net	213,463	213,155
OMIDRIA royalty obligation	217,459	116,550
Lease liabilities, non-current	16,754	18,143
Other accrued liabilities, non-current	2,088	2,088
Shareholders’ equity (deficit):
Common stock and additional paid-in capital	719,386	728,547
Accumulated deficit	(790,714)	(753,530)
Total shareholders’ deficit	(71,328)	(24,983)
Total liabilities and shareholders’ equity (deficit)	$437,492	$378,269